Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended December			Year-To-Date December
	2022	2021	Change	2022	2021	Change
Earnings (Loss) Per Share–
As Reported[1] (See Notes)	$(0.08)	$(0.20)	$0.12	$3.28	$2.26	$1.02

Significant Factors:
Traditional Electric Operating Companies			$0.41			$1.26
Southern Power			0.03			0.08
Southern Company Gas			(0.09)			0.03
Parent Company and Other			(0.23)			(0.31)
Increase in Shares			—			(0.04)
Total–As Reported			$0.12			$1.02

	Three Months Ended December			Year-To-Date December
Non-GAAP Financial Measures	2022	2021	Change	2022	2021	Change
Earnings Per Share–
Excluding Items (See Notes)	$0.26	$0.36	$(0.10)	$3.60	$3.41	$0.19

Total–As Reported			$0.12			$1.02
Less:
Estimated Loss on Plants Under Construction[2]			0.51			1.05
Acquisition and Disposition Impacts[3]			(0.20)			(0.19)
Wholesale Gas Services[4]			—			(0.01)
Impairments[5]			(0.11)			(0.04)
Loss on Extinguishment of Debt[6]			0.02			0.02
Total–Excluding Items			$(0.10)			$0.19
- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings (loss) per share was $(0.08) and $3.26 for the three and twelve months ended December 31, 2022, respectively, and was $(0.20) and $2.24 for the three and twelve months ended December 31, 2021, respectively.
(2)Earnings for the three and twelve months ended December 31, 2022 include a charge of $201 million pre tax ($150 million after tax) and net charges of $183 million pre tax ($137 million after tax), respectively, and earnings for the three and twelve months ended December 31, 2021 include charges of $920 million pre tax ($686 million after tax) and $1.692 billion pre tax ($1.261 billion after tax), respectively, for estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4. Further charges and credits may occur; however, the amount and timing are uncertain. Earnings for the three and twelve months ended December 31, 2022 and 2021 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025.
(3)Earnings for the three and twelve months ended December 31, 2022 include impairment charges totaling $131 million pre-tax ($99 million after-tax) and other disposition impacts associated with the sales of Southern Company Gas' natural gas storage facilities. Earnings for the twelve months ended December 31, 2022 also include a $14 million pre-tax ($11 million after-tax) gain as a result of the early termination of the transition services agreement related to the 2019 sale of Gulf Power. Earnings for the three and twelve months ended December 31, 2021 include a $93 million pre-tax ($99 million after-tax) gain associated with the termination of a leasehold interest in assets associated with two leveraged lease projects and $16 million of income tax benefits recognized as a result of another leveraged lease investment disposition. Earnings for the twelve months ended December 31, 2021 also include a $121 million pre-tax ($92 million after-tax) gain on the sale of Sequent, as well as $85 million in additional tax expense resulting from the sale. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the twelve months ended December 31, 2021 include results of the Wholesale Gas Services business. Presenting earnings and earnings per share excluding Wholesale Gas Services provided an additional measure of operating performance that excluded the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Amounts subsequent to the July 1, 2021 sale of Sequent represent final income adjustments.
(5)Earnings for the three and twelve months ended December 31, 2022 include an impairment charge of $119 million (pre tax and after tax) associated with goodwill at PowerSecure, Inc. Earnings for the twelve months ended December 31, 2021 include pre-tax impairment charges totaling $84 million ($67 million after tax), respectively, related to Southern Company Gas' investment in the PennEast Pipeline project and a pre-tax impairment charge of $7 million ($6 million after tax) related to a leveraged lease investment. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the three and twelve months ended December 31, 2021 include costs associated with the extinguishment of debt at Southern Company. Further costs may occur; however, the amount and timing of any such costs are uncertain.